Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference to the Registration Statements on Form S-8 (Nos. 333-197180 and 333-218824) (including any amendments or supplements thereto, related appendices, and financial statements) (the “Registration Statements”) of VAALCO Energy, Inc. (the “Company”) of our report dated February 6, 2020 with respect to the estimates of revenues from the Company’s oil and gas reserves as of December 31, 2019, 2018, and 2017. We also hereby consent to all references to our firm or such reports included in or incorporated by reference into the Registration Statements.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons
By:
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

June 25, 2020

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